EXHIBIT 10.3

Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of June 17, 2022 (the “Grant Date”) by and between UNITED HEALTH PRODUCTS INC., a Nevada corporation (the “Company”) and ROBERT DENSER (the “Grantee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units to the Grantee as provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock Units.

1.1 The Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, 1,000,000 Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) subject to the terms and conditions set forth in this Agreement.

1.2 The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2. Consideration. The grants of the Restricted Stock Units are made in consideration of the services rendered and to be rendered by the Grantee to the Company.

3. Vesting.

3.1 Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through each Vesting Date (as defined below), the Restricted Stock Units will vest on the earliest date that (a) the Company achieves $30 million in gross cumulative sales commencing as of January 1, 2022, (b) a Covered Transaction (as defined below) is consummated or (c) a Trigger Event (as defined below) occurs (each of the above events, a “Vesting Date”). The period during which any Restricted Stock Units are unvested is referred to as the “Restricted Period”. The Grantee has the option to delay any Vesting Date of all or part of his Restricted Stock Units that would otherwise vest on such date until no later than the occurrence of an event described in (b) or (c) above, by serving written notice to the Company prior to such Vesting Date. The term “Covered Transaction” means any one of the following events which is approved by the Board and the shareholders of the Company: (i) the closing of the sale or transfer of all, or substantially all, of the Company’s consolidated assets to an unaffiliated third party in one or a series of related transactions; or (ii) the consummation of any merger, consolidation, combination or statutory share exchange or similar form of corporate transaction to which the Company is a party, other than a merger, consolidation, combination or similar transaction in which (A) the Company is the surviving or continuing entity and the shareholders of the Company immediately prior to the closing of such transaction continue to own a majority of the voting capital stock of the Company immediately following the closing of such transaction, or (B) the Company is not the surviving or continuing entity but shareholders owning a majority of the voting capital stock of the Company immediately prior to the closing own a majority-in-interest of the voting capital stock of the surviving or continuing entity immediately following the closing. The term “Triggering Event” means the earliest date of any of the following undertaken by any person acting alone, or Acting in Concert (as defined below) with any other person(s), unless approved or consented to in advance in writing by the Board: (x) the commencement of, or the first public disclosure of an intent to commence (including, without limitation, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended, or communication with the press or media), (I) a tender or exchange offer for outstanding shares of Common Stock of the Company, (II) a process to solicit, seek, or offer to effect any business combination, merger, acquisition of assets, restructuring, recapitalization, liquidation, or similar transaction involving the Company, or (III) a process to seek representation on the Board or otherwise seek to control or influence the management, the Board, or polices of the Company, or (y) the acquisition of shares of Common Stock of the Company resulting in the acquiror becoming the owner of more than 12.5% of the Company’s outstanding Common Stock, except for an acquirer who is a person named under Item 12 (Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 or such person’s affiliates. A person shall be deemed “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with such other person in, or towards a common goal relating to, changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, in parallel with such other person where at least one additional factor supports a determination by the Board of Directors that such person intended to act in concert or in parallel with the other person, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel. A person who or which is Acting in Concert with another person shall.

Once vested, the Restricted Stock Units become “Vested Units.”

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3.2 The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his Restricted Stock Units have vested, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement, except that, if the Grantee’s Continuous Service terminates as a result of the Grantee’s death, disability, a termination by the Company without Cause or the Grantee’s resignation for Good Reason, any unvested Restricted Stock Units shall continue to vest on the schedule set forth in Section 3.1 above. For the purposes hereof, “Cause” shall general include willful and continued failure by the Grantee to substantially perform his assigned duties or willfully engaging in illegal conduct injurious to the Company, and “Good Reason” shall generally include any change in the Grantee’s position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation. The term “Continuous Service” means that the Grantee’s service with the Company, whether as a contractor, consultant, employee or director, is not interrupted or terminated. The Grantee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Company as contractor, consultant, employee or director, or a change in the entity for which the Grantee renders such service from the Company directly to a subsidiary of the Company or vice-versa, provided that there is no interruption or termination of the Grantee’s Continuous Service; and provided further that if any Grant is subject to Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time, and any regulations promulgated thereunder (the “Code”), this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The Board, or a committee appointed by the Board, in its sole discretion and acting in good faith, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Board, or a committee appointed by the Board, in its sole discretion and acting in good faith, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that engages or employs a Grantee, shall be deemed to result in a termination of Continuous Service for purposes of affected the Grant, and such decision shall be final, conclusive and binding.

4. Restrictions. Subject to any exceptions set forth in this Agreement, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

5. Rights as Shareholder; Dividend Equivalents.

5.1 The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

5.2 Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

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5.3 If, prior to the settlement date, the Company declares a cash or stock dividend on the shares of Common Stock, then, on the payment date of the dividend, the Grantee’s Account shall be credited with dividends in an amount and of the type equal to the dividends that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Grantee as set forth in this Agreement (the “Dividend Equivalents”).

5.1 The Dividend Equivalents credited to the Grantee’s Account will be deemed to be reinvested in additional Restricted Stock Units (rounded to the nearest whole share) at a per share rate equal to the Fair Market Value of one share of Common Stock at the time such Dividend Equivalents are credited to the Grantee’s Account, and will be subject to the same terms and conditions as the Restricted Stock Units to which they are attributable and shall vest or be forfeited (if applicable) at the same time as the Restricted Stock Units to which they are attributable. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as any further dividends are declared. “Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange, a national market system, or over-the-counter market, the Fair Market Value shall be the closing price or reported price of a share of Common Stock (or if no sales were reported the closing price or reported price on the date immediately preceding such date) as quoted on such exchange, system or market, on the day of determination. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board or a committee appointed by the Board and such determination shall be conclusive and binding on all persons.

6. Settlement of Restricted Stock Units.

6.1 Subject to Section 9 hereof, promptly following the vesting date, and, if requested by the Grantee, at a later time but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units; and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

6.2 If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Board or a committee appointed by the Board, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

7. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

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8. Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization (each an “Extraordinary Corporate Transaction”) occurring after the Grant Date, the Grant granted under this Agreement will be equitably adjusted or substituted, as to the number of shares of Common Stock or number or type of security to the extent necessary to preserve the economic intent of the Grant provided for in this Agreement. If permitted by applicable law, such adjustment may include a substitution of a security of another entity into which one share of Common Stock is exchanged or converted in any Extraordinary Corporate Transaction, if so determined by the Board or a committee appointed by the Board. The Company shall give the Grantee notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

9. Tax Liability and Withholding.

9.1 The provisions of this Section 9.1 are applicable to Grantees whose compensation is subject to withholding taxes. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Board or a committee appointed by the Board deems necessary to satisfy all obligations for the payment of such withholding taxes. The Board or a committee appointed by the Board may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment.

(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law unless the Grantee consents otherwise.

(c) delivering to the Company previously owned and unencumbered shares of Common Stock.

9.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

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9.3 Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands the Company has no obligation to register the shares of Common Stock under the Securities Act of 1933, as amended, or any state securities laws at the time they are issued upon settlement of the Restricted Stock Unit, and that a legend may be placed on any certificate(s) or other document(s) representing such shares of Common Stock delivered to the Grantee indicating conditions and restrictions on transferability of such shares under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

10. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

11. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada without regard to conflict of law principles.

12. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Board or a committee appointed by the Board for review. The resolution of such dispute by the Board or a committee appointed by the Board shall be final and binding on the Grantee and the Company.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

14. Severability. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbiters, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

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15. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

16. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit (if any).

17. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

18. Acceptance. The Grantee hereby acknowledges receipt of this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the date first above written.

UNITED HEALTH PRODUCTS INC.

By:	/s/ Brian Thom
Name:	Brian Thom
Title:	Chief Executive Officer

GRANTEE:

Robert Denser

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